SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*

Cole National Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

193290103

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[   ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

Page 1 of 5 Pages

CUSIP NO. 193280103                     13G                  Page 2 of 5  Pages

- --------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Stephen N. Joffe, M.D.
- --------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]
                                                                    (b)  [ ]

- --------- ----------------------------------------------------------------------
 3        SEC USE ONLY

- --------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
- --------- ----------------------------------------------------------------------
                              5      SOLE VOTING POWER

         NUMBER OF                     0
          SHARES             ---------------------------------------------------
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH                        1,000,000
         REPORTING           ---------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER

                                      750,000
                            ----------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                      1,000,000
- --------- ----------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,000,000
- --------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- --------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.4%
- --------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

               IN
- --------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 193280103                     13G                  Page 3 of 5  Pages

- --------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Sandra F. W. Joffe
- --------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]
                                                                    (b)  [ ]

- --------- ----------------------------------------------------------------------
 3        SEC USE ONLY

- --------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
- --------- ----------------------------------------------------------------------
                              5      SOLE VOTING POWER

         NUMBER OF                     0
          SHARES             ---------------------------------------------------
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH                        1,000,000
         REPORTING           ---------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER

                                      250,000
                            ----------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                      1,000,000
- --------- ----------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,000,000
- --------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- --------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.4%
- --------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

               IN
- --------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 4 of 5 Pages

ITEM 1(a)	Name of Issuer: Cole National Corporation

1(b)	Address of Issuer's Principal Executive Office: 5915 Landerbrook Drive Cincinnati, Ohio 44124-4034

2(a)	Name of Persons Filing: Stephen N. Joffe, M.D. and Sandra F.W. Joffe

2(b)	Address of Principal Business Office: 7840 Montgomery Road Cincinnati, Ohio 45236

2(c)	Citizenship: U.S.A.

2(d)	Title of Class of Securities: Common Stock

2(e)	CUSIP No.: 193290103

3	If this Statement is Filed Pursuant to Rules 13d-1(b) or 13d-2(b), check whether the Person Filing is a: N/A

4	Ownership: (a) See Item 9 of cover page. (b) See Item 11 of cover page. (c) See Items 5-8 of cover page.

5	Ownership of 5% or less of class: N/A

6	Ownership of more than 5% on behalf of another person: N/A

7	Identification and classification of the subsidiary which acquired the security being reported by the parent holding company: N/A

8	Identification and classification of members of the group: N/A - - Dr. and Mrs. Joffe are husband and wife.

Page 5 of 5 Pages

9	Notice of dissolution of group: N/A

10	Certification: N/A

        By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 2, 2001 Date /s/Stephen N. Joffe Signature Stephen N. Joffe Name/Title April 2, 2001 Date /s/Sandra F.W. Joffe Signature Sandra F.W. Joffe Name/Title